================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.
                     --------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    38168Y103
                                 --------------
                                 (CUSIP Number)

                                December 31, 2006
             -------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

================================================================================

-------------------
      CUSIP No.              13G                               Page 2 of 9 Pages
-------------------

----- --------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MR. ROBERTO BUARON
----- --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]
----- --------------------------------------------------------------------------
3     SEC USE ONLY

----- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. CITIZEN
--------------------------------------------------------------------------------
NUMBER OF                SOLE VOTING POWER
SHARES             1.    7,934,418
BENEFICIALLY       ----- -------------------------------------------------------
OWNED BY                 SHARED VOTING POWER
EACH               2.    0
REPORTING          ----- -------------------------------------------------------
PERSON WITH              SOLE DISPOSITIVE POWER
                   3.    7,934,418
                   ----- -------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                   4.    0
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      7,934,418
----- --------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                   [ ]
----- --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      50.5
----- --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
----- --------------------------------------------------------------------------

-------------------
      CUSIP No.              13G                               Page 3 of 9 Pages
-------------------

----- --------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BUARON CAPITAL CORPORATION III, LLC
----- --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]
----- --------------------------------------------------------------------------
3        SEC USE ONLY

----- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                SOLE VOTING POWER
SHARES             1.    7,934,418
BENEFICIALLY       ----- -------------------------------------------------------
OWNED BY                 SHARED VOTING POWER
EACH               2.    0
REPORTING          ----- -------------------------------------------------------
PERSON WITH              SOLE DISPOSITIVE POWER
                   3.    7,934,418
                   ----- -------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                   4.    0
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      7,934,418
----- --------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                   [ ]
----- --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      50.5
----- --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO
----- --------------------------------------------------------------------------

-------------------
      CUSIP No.              13G                               Page 4 of 9 Pages
-------------------

----- --------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ATLANTIC EQUITY ASSOCIATES III, LLC
----- --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]
----- --------------------------------------------------------------------------
3     SEC USE ONLY

----- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                SOLE VOTING POWER
SHARES             1.    7,934,418
BENEFICIALLY       ----- -------------------------------------------------------
OWNED BY                 SHARED VOTING POWER
EACH               2.    0
REPORTING          ----- -------------------------------------------------------
PERSON WITH              SOLE DISPOSITIVE POWER
                   3.    7,934,418
                   ----- -------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                   4.    0
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      7,934,418
----- --------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                       [ ]
----- --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      50.5
----- --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO
----- --------------------------------------------------------------------------

-------------------
      CUSIP No.              13G                               Page 5 of 9 Pages
-------------------

----- --------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ATLANTIC EQUITY ASSOCIATES III, L.P.
----- --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]
----- --------------------------------------------------------------------------
3     SEC USE ONLY

----- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                SOLE VOTING POWER
SHARES             1.    7,934,418
BENEFICIALLY       ----- -------------------------------------------------------
OWNED BY                 SHARED VOTING POWER
EACH               2.    0
REPORTING          ----- -------------------------------------------------------
PERSON WITH              SOLE DISPOSITIVE POWER
                   3.    7,934,418
                   ----- -------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                   4.    0
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      7,934,418
----- --------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                       [ ]
----- --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      50.5
----- --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      PN
----- --------------------------------------------------------------------------

-------------------
      CUSIP No.              13G                               Page 6 of 9 Pages
-------------------

----- --------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ATLANTIC EQUITY PARTNERS III, L.P.
----- --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]
----- --------------------------------------------------------------------------
3     SEC USE ONLY

----- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                SOLE VOTING POWER
SHARES             1.    7,934,418
BENEFICIALLY       ----- -------------------------------------------------------
OWNED BY                 SHARED VOTING POWER
EACH               2.    0
REPORTING          ----- -------------------------------------------------------
PERSON WITH              SOLE DISPOSITIVE POWER
                   3.    7,934,418
                   ----- -------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                   4.    0
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      7,934,418
----- --------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                       [ ]
----- --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      50.5
----- --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      PN
----- --------------------------------------------------------------------------

-------------------
      CUSIP No.              13G                               Page 7 of 9 Pages
-------------------

ITEM 1(a).     NAME OF ISSUER:

               Golfsmith International Holdings, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               11000 North IH-35
               Austin, Texas 78753-3195

ITEM 2(a).     NAME OF PERSON FILING:

               Mr. Roberto Buaron

               Buaron Capital Corporation III, LLC

               Atlantic Equity Associates III, LLC

               Atlantic Equity Associates III, L.P.

               Atlantic Equity Partners III, L.P.

               The foregoing entities and individuals are collectively referred to as the "Reporting Persons" in this Statement.

               This statement is filed jointly on behalf of the Reporting Persons. In accordance with Rule 13d-1(k)(1) under the Exchange Act, each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o First Atlantic Capital, Ltd.
               135 East 57th Street, 29th Floor
               New York, New York 10022
               United States of America

ITEM 2(c).     CITIZENSHIP:

               Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common stock

ITEM 2(e).     CUSIP NUMBER:

-------------------
      CUSIP No.              13G                               Page 8 of 9 Pages
-------------------

               38168Y103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ] Broker or dealer registered under section 15 of the Act;

               (b)  [ ] Bank as defined in section 3(a)(6) of the Act;

               (c)  [ ] Insurance company as defined in section 3(a)(19) of the
                        Act;

               (d)  [ ] Investment company registered under section 8 of the
                        Investment Company Act of 1940;

               (e)  [ ] An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

               (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) (Note: See Item 7);

               (h)  [ ] A savings association as defined in section 3(b) of the
                        Federal Deposit Insurance Act;

               (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.        OWNERSHIP

(a)    Amount beneficially owned:

       Consists of 7,934,418 shares of common stock held directly by Atlantic Equity Partners III, L. P., a portion of which may be deemed attributable to Mr. Roberto Buaron. Mr. Roberto Buaron is the sole member of Buaron Capital Corporation III, LLC, which is the managing member of Atlantic Equity Associates III, LLC, which is the sole general partner of Atlantic Equity Associates III, L.P., which is the sole general partner of Atlantic Equity Partners III, L.P. Mr. Roberto Buaron disclaims beneficial ownership of the shares held by Atlantic Equity Partners III, L.P., except to the extent of his pecuniary interest therein.

(b) Percent of class: Please refer to Item 11 on each cover sheet for each filing person.

(c)    Number of shares as to which the person has:

       (i) Sole power to vote or to direct the vote: Please refer to Item 5 on each cover sheet for

-------------------
      CUSIP No.              13G                               Page 9 of 9 Pages
-------------------

each filing person.

       (ii) Shared power to vote or direct the vote: Please refer to Item 6 on each cover sheet for each filing person.

       (iii) Sole power to dispose or to direct the disposition of: Please refer to Item 7 on each cover sheet for each filing person.

       (iv) Shared power to dispose of or to direct the disposition of:
       Please refer to Item 8 on each cover sheet for each filing person.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               See Item 2(a) above.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007

                                        MR. ROBERTO BUARON


                                        /s/ Roberto Buaron
                                        ----------------------------------------


                                        BUARON CAPITAL CORPORATION III, LLC

                                        By: /s/ Roberto Buaron
                                            ------------------------------------
                                        Name:  Roberto Buaron
                                        Title: Managing Member


                                        ATLANTIC EQUITY ASSOCIATES III, LLC

                                        By: Buaron Capital Corporation III, LLC,
                                            Managing Member

                                        By: /s/ Roberto Buaron
                                            ------------------------------------
                                        Name:  Roberto Buaron
                                        Title: Managing Member


                                          ATLANTIC EQUITY ASSOCIATES III, L.P.


                                          By:  Atlantic Equity Associates III, LLC,
                                               General Partner

                                          By:  Buaron Capital Corporation, III, LLC,
                                               Managing Member


                                          By: /s/ Roberto Buaron
                                              ----------------------------------
                                          Name:  Roberto Buaron
                                          Title: Managing Member


                                          ATLANTIC EQUITY PARTNERS III, L.P.


                                          By:  Atlantic Equity Associates III, L.P.,
                                               General Parnter

                                          By:  Atlantic Equity Associates III, LLC,
                                               General Parnter

                                          By:  Buaron Capital Corporation, III, LLC,
                                               Managing Parnter



                                          By: /s/ Roberto Buaron
                                              ----------------------------------
                                          Name:  Roberto Buaron
                                          Title: Managing Member

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Golfsmith International Holdings, Inc., a U.S. company, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this February 14, 2007.

                                          MR. ROBERTO BUARON


                                          /s/ Roberto Buaron
                                          --------------------------------------

                                          BUARON CAPITAL CORPORATION III, LLC


                                          By: /s/ Roberto Buaron
                                              ----------------------------------
                                          Name:  Roberto Buaron
                                          Title: Managing Member

                                          ATLANTIC EQUITY ASSOCIATES III, LLC

                                          By:  Buaron Capital Corporation III, LLC,
                                               Managing Member


                                          By: /s/ Roberto Buaron
                                              ----------------------------------
                                          Name:  Roberto Buaron
                                          Title: Managing Member


                                          ATLANTIC EQUITY ASSOCIATES III, L.P.

                                          By:  Atlantic Equity Associates, III, LLC,
                                               General Partner

                                          By:  Buaron Capital Corproation, III, LLC,
                                               Managing Member

                                          By: /s/ Roberto Buaron
                                              ----------------------------------
                                          Name:  Roberto Buaron
                                          Title: Managing Member


                                          Atlantic Equity Partners III, LP


                                          By:  Atlantic Equity Associates, III, L.P.,
                                               General Parnter

                                          By:  Atlantic Equity Associates, III, LLC,
                                               General Parnter

                                          By:  Buaron Capital Corproation, III, LLC,
                                               Managing Member


                                          By: /s/ Roberto Buaron
                                              ----------------------------------
                                          Name: Roberto Buaron
                                          Title: Managing Member